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SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 8, 2013 – Southwest Airlines Co. (NYSE: LUV) today reported December 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, full year 2011 traffic results presented in the accompanying table include the combined results of Southwest Airlines and AirTran for periods prior to the acquisition date.
                The Company flew 8.2 billion revenue passenger miles (RPMs) in December 2012, which was comparable to the RPMs flown in December 2011.  Available seat miles (ASMs) of 10.5 billion in December 2012 were comparable to December 2011.  The December 2012 load factor was 78.0 percent, compared to 78.4 percent in December 2011.  For December 2012, passenger revenue per ASM (PRASM) is estimated to have been comparable to December 2011.
For the fourth quarter of 2012, the Company flew 24.8 billion RPMs, compared to 25.2 billion RPMs flown in the same period in 2011, a decrease of 1.4 percent.  Fourth quarter 2012 ASMs decreased 0.3 percent to 31.2 billion from the fourth quarter 2011 level of 31.3 billion.  The fourth quarter 2012 load factor was 79.6 percent, compared to the load factor of 80.5 percent for the same period in 2011.
For the full year of 2012, the Company flew 102.9 billion RPMs, compared to 103.9 billion combined RPMs flown in full year 2011, a decrease of 1.0 percent.  Full year 2012 ASMs decreased 0.3 percent to 128.1 billion from the combined ASMs of 128.5 billion for full year 2011.  The full year 2012 load factor was 80.3 percent, compared to the combined load factor of 80.8 percent for full year 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	DECEMBER
	2012	2011	CHANGE
Revenue passengers carried	8,610,383	8,943,438	(3.7)%

Enplaned passengers	10,645,104	10,917,993	(2.5)%

Revenue passenger miles (000)	8,174,930	8,195,341	(0.2)%

Available seat miles (000)	10,479,165	10,454,875	0.2%

Load factor	78.0%	78.4%	(0.4)pt	s.

Average length of haul	949	916	3.6%

Trips flown	108,789	114,957	(5.4)%

	FOURTH QUARTER
	2012	2011	CHANGE
Revenue passengers carried	26,607,560	27,536,128	(3.4)%

Enplaned passengers	32,699,829	33,510,920	(2.4)%

Revenue passenger miles (000)	24,821,008	25,180,506	(1.4)%

Available seat miles (000)	31,193,395	31,297,562	(0.3)%

Load factor	79.6%	80.5%	(0.9) pt	s.

Average length of haul	933	914	2.1%

Trips flown	327,590	343,756	(4.7)%

	TOTAL YEAR
	2012	2011	CHANGE
Revenue passengers carried	109,346,509	110,151,572	(0.7)%

Enplaned passengers	133,978,100	135,274,464	(1.0)%

Revenue passenger miles (000)	102,874,979	103,864,488	(1.0)%

Available seat miles (000)	128,137,684	128,518,201	(0.3)%

Load factor	80.3%	80.8%	(0.5) pt	s.

Average length of haul	941	943	(0.2)%

Trips flown	1,361,558	1,399,644	(2.7)%

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